Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into April 14, 2020 (“Effective Date”), by and between Verso Corporation, a Delaware corporation (“Verso”), and Matthew Archambeau (“Employee”).

WHEREAS, Verso and Employee are parties to an employment agreement dated on or about the date hereof (“Employment Agreement”), and in connection therewith, Verso is willing to employ Employee in a senior executive position, and Employee is willing to accept such employment, contingent on Employee’s execution of this Agreement.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verso and Employee hereby agree as follows:

1.	Definitions. As used below in this Agreement, the terms:

1.1.

“Business” will mean the business of coated and supercalendered paper products, the operation of coated and supercalendered paper mills, specialty paper mills producing those specialty paper products that can be manufactured at the specialty paper mills operated by Verso and its subsidiaries (“Verso Group”), and/or the manufacturing of other papers to the extent that at the time of Employee’s termination the Verso Group manufactures, or has undertaken material steps to engage in the manufacturing of, such other papers, anywhere in the world as conducted by the Verso Group, and/or any other business that any member of the Verso Group participated in, or undertook business planning to participate or engage in, at any point since commencement of Employee’s employment under the Employment Agreement.

1.2.

“Protected Information” will mean any and all nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning any member of the Verso Group and/or any of their respective agents, consultants, contractors, directors, employees, fiduciaries, investors, potential investors, members, officers, partners, principals, and representatives, that (a) Verso takes reasonable measures to maintain in secrecy, (b) is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties, (c) would otherwise appear to a reasonable person to be confidential or proprietary, and/or (d) pertains in any manner to Verso’s business, including but not limited to: Research and Development (as defined below); customers or prospective customers, targeted national accounts, or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of Verso employees); business methods, data bases and computer programs. The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

1.3.

“Research and Development” will include, but not be limited to, all (a) short-term and long- term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects, targeted national accounts, of Verso operating divisions; (b) information relating to: manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as shipping, pulping bleaching chemical recovery papermaking, coating and calendering processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; use and optimization of raw materials in manufacturing processes; recycling and manufacture of paper products; recycling of other paper or pulp products; energy conservation; computer software and application of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product or process improvement, development or evaluation; and (c) information about methods, techniques, products, equipment, and processes that Verso has learned do not work or do not provide beneficial results (“negative know-how”) as well as those that do work or provide beneficial results.

1.4.

“Unauthorized” will mean (a) in contravention of Verso’s policies or procedures; (b) otherwise inconsistent with Verso’s measures to protect its interests in the Protected Information; (c) in contravention of any lawful instruction or directive, either written or oral, of any Verso employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; (e) to the detriment of Verso; or

(e) for the use or advantage of any entity or person other than the Verso Group.

1.5.	“Verso Group” will mean Verso, and/or its subsidiaries, and/or its mills.

2.	Confidentiality.

2.1.

Employee acknowledges and agrees that by reason of Employee’s employment with Verso, Employee has been and will be entrusted with Protected Information and may develop Protected Information, that such information is valuable and useful to Verso, that it would also be valuable and useful to competitors and others who do not know it and that such information constitutes confidential and proprietary trade secrets of Verso. While an employee or consultant of Verso, or at any time thereafter regardless of the reasons for leaving Verso, Employee agrees not to use or disclose, directly or indirectly, any Protected Information in an Unauthorized manner or for any Unauthorized purpose unless such information will have become generally known in the relevant industry or independently developed with no assistance from, nor as a result of a breach of the covenants and obligations hereunder by, Employee. Further, promptly upon termination, for any reason, of Employee’s employment with Verso or upon the request of Verso, Employee agrees to deliver to Verso all property and materials and copies thereof within Employee’s possession or control that belong to the Verso Group or that contain Protected Information and to permanently delete upon Verso’s request all Protected Information from any computers or other electronic storage media Employee owns or uses.

2.2.

While an employee of Verso and after termination of Employee’s employment with Verso for any reason, Employee agrees not to take any actions that would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the internet, anonymously or otherwise. Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

2.3.

If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any Protected Information, then before any such disclosure may be made, Employee will immediately notify Verso thereof and, at Verso’s expense, will consult with Verso on the advisability of taking steps to resist or narrow such request and cooperate with Verso in any attempt to obtain a protective order or other appropriate remedy or assurance that the Protected Information will be afforded confidential treatment. If such protective order or other appropriate remedy is not obtained, Employee will furnish only that portion of the Protected Information that it is advised by legal counsel is legally required to be furnished.

2.4.

In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy, will prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (a) directly or indirectly sharing any of the Verso Group’s trade secrets or other Protected Information (except information protected by any member of the Verso Group’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Verso Group, or (b) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein will prevent Employee from discussing or disclosing information related to Employee’s general job duties or responsibilities and/or regarding employee compensation. Employee may disclose Protected Information as required in response to a subpoena or other legal process, in accordance with the terms and procedures set forth in Section 2.3, above.

3.	Non-Competition.

3.1.

Employee acknowledges and agrees that the Business is worldwide in scope, the Verso Group’s competitors and customers are located throughout the world, and the Verso Group’s strategic planning and Research and Development activities have application throughout the world and are for the benefit of customers and the Business throughout the world, and therefore, the restrictions on Employee’s competition after employment as described below apply to anywhere in the world in which the Verso Group does business. Employee acknowledges that any such competition within that geographical scope will irreparably injure the Verso Group. Employee acknowledges and agrees that, for that reason, the prohibitions on competition described below are reasonably tailored to protect the interests of the Verso Group.

3.2.

While an employee or consultant of Verso, Employee agrees not to compete in any manner, either directly or indirectly and whether for compensation or otherwise, with the Business or to assist any other person or entity to compete with the Business.

3.3.	Upon termination of Employee’s employment with Verso for any reason occurring more than ninety (90) days after the Effective Date, Employee agrees that for a period of twelve

(12) months (“Non-Compete Period”) following such termination Employee will not compete with the Business anywhere in the world in which the Verso Group is doing business; in this context “compete” means to do any one or more of the following:

3.3.1.	directly or indirectly in any capacity engage in the Business or assisting others to engage in the Business;

3.3.2.

engaging in any sales, marketing, Research and Development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operation duties) for, whether as an employee, consultant, or otherwise, any entity that produces, develops, sells, markets or operates in the Business;

3.3.3.

owning, managing, operating, controlling or consulting for any entity that engages in the Business; provided, however, that this Section 3(c)(iii) will not prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; or

3.3.4.

soliciting the business of any actual or active prospective customers, or targeted national accounts of the Verso Group for any product, process or service that is competitive with the Business, whether existing or contemplated for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge or Protected Information about, during the 12 months preceding termination of Employee’s employment.

3.4.

It will not be a violation of any provision of Section 3.2 for Employee to accept employment with a non-competitive division or business unit of a multi-divisional company of which one or more divisions or business units are competitors of Verso, so long as Employee does not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to any division or business unit that is a competitor of Verso.

3.5.	Employee will not assist others in engaging in activities that Employee is not permitted to take.

4.	Non-Solicitation/Non-Hire. During Employee’s employment at Verso and for a period of twelve

(12) months following the termination of such employment for any reason, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly:

4.1.

encourage, induce, solicit, hire or attempt to encourage, induce, or solicit or hire any then current employee of the Verso Group, or otherwise interfere with or encourage any such employee to terminate or limit his or her employment or consulting relationship with Verso; or

4.2.

induce, encourage or assist any other person to engage in any of the activities described above; provided, however, that there will be no violation of this Section 4.2 in the event that a Verso Group employee responds to a public solicitation for new hires by an entity with which Employee is associated;

4.3.

encourage, induce, solicit, or attempt to encourage, induce, or solicit any former, current or prospective customer of the Verso Group, about whom Employee acquired confidential information during the course of Employee’s employment with Verso, to cease, or reduce the amount of, or change the terms and conditions of, business it does with the Verso Group; or

4.4.

interfere with, disrupt, or attempt to interfere with or disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between Verso and any third party (including, without limitation, the Verso Group’s customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners).

5.

Tolling Period of Restrictions. Employee agrees that the periods of non-competition and non- solicitation/non-hire set forth in Sections 3 and 4, respectively, will be extended by the period of violation if Employee is found to be in violation of those provisions.

6.

Duty to Show Agreement to Prospective Employer. During Employee’s employment with Verso and for twelve (12) months after the Termination Date (as defined in the Employment Agreement), Employee will, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists Employee in locating employment other than with Verso and to any prospective employer with which Employee discusses potential employment.

7.

Representations, Warranties and Acknowledgements. In addition to the representations, warranties and obligations set forth throughout this Agreement, Employee acknowledges that (a) Protected Information is commercially and competitively valuable to Verso and critical to its success; (b) the Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3, or 4 would cause irreparable harm to Verso; (c) by this Agreement, Verso is taking reasonable steps to protect its legitimate interests in its Protected Information; (d) Employee has developed, or will develop, legally unique relationships with customers of Verso; and (e) nothing herein will prohibit Verso from pursuing any remedies, whether in law or equity, available to Verso for breach or threatened breach of this Agreement. Employee further acknowledges and agrees that, as a senior executive of Verso, Employee performs unique and valuable services to Verso of an intellectual character and that Employee’s services will be difficult for Verso to replace. Employee further acknowledges and agrees that Verso is providing Employee with significant consideration in this Agreement for entering into this Agreement and that Verso’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies Verso may have at law or equity or under any other agreements.

8.	General.

8.1.

Employee acknowledges and agrees that the parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Verso from unfair competition and protect the legitimate interests of Verso. If any provision or clause of this Agreement or portion thereof will be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions will not thereby be affected and will be given full effect, without regard to the invalid portion. It is the intention of the parties and Employee agrees, that if any court construes any provision or clause of this Agreement or any portion thereof to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court will reduce the duration, area or matter of such provision and in its reduced form, such provision will then be enforceable and will be enforced.

8.2.

Employee acknowledges that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the President and Chief Executive Officer of Verso, or in the event of the absence of such person or the vacancy of such position, such other person as Verso’s Chairman of the Board or board of directors designates in writing.

8.12.

This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.

8.13.	This Agreement may be executed electronically and/or in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.3.

This Agreement and any rights thereunder may be assigned by Verso and, if so assigned, will operate to protect the Protected Information and relationships of Verso as well as such information and relationships of the assignee.

8.4.	Employee agrees that Verso’s determination not to enforce this or similar agreements as to specific violations will not operate as a waiver or release of Employee’s obligations under this Agreement.

8.14.

If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and enforced to the fullest extent permitted by law. Employee agrees the restrictions set forth in this Agreement are reasonable and necessary to protect the interests of Verso. If any of the covenants set forth herein are deemed to be invalid or unenforceable for any reason, the parties contemplate that such provisions will be modified to make them enforceable to the fullest extent permitted by law.

8.15.	Employee acknowledges and agrees that Verso has advised Employee that Employee may consult with an independent attorney before signing this Agreement.

8.16.	This Agreement sets forth the entire agreement of the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties have hereto executed this Restrictive Covenant Agreement as of the day and year first above written.

Verso Corporation

By:	/s/ Adam St. John Adam St. John

President and Chief Executive Officer

/s/ Matthew Archambeau

Matthew Archambeau